Exhibit 99

Fifth Third Bancorp Frozen Successor Plan

Financial Statements and Notes to Financial Statements as of and for the years ended December 31, 2014 and 2013, Supplemental Schedule as of December 31, 2014, and Report of Independent Registered Public Accounting Firm

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS AND NOTES TO FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2014 and 2013	2

Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2014 and 2013	3

Notes to Financial Statements as of and for the years ended December 31, 2014 and 2013	4-10

SUPPLEMENTAL SCHEDULE -

Schedule H, Part IV, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2014	12

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Fifth Third Bancorp as the Plan Sponsor and the Pension and Profit Sharing Committee of the Fifth Third Bancorp Frozen Successor Plan:

We have audited the accompanying statements of net assets available for benefits of the Fifth Third Bancorp Frozen Successor Plan (the “Plan”) as of December 31, 2014 and 2013, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2014 and 2013, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The supplemental schedule of Assets (Held at End of Year) as of December 31, 2014 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in compliance with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

June 29, 2015

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2014 AND 2013

	2014	2013
INVESTMENTS - At fair value:
Cash equivalents	$445,302	$555,443
Common stock of Fifth Third Bancorp	390,748	386,898
Collective funds	1,308,518	1,254,820
Mutual funds	429,795	610,861

Total investments	2,574,363	2,808,022

Accrued investment income	2,493	2,208

NET ASSETS AVAILABLE FOR BENEFITS	$2,576,856	$2,810,230

See Notes to Financial Statements.

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013
ADDITIONS:
Investment income:
Dividends	$51,988	$39,047
Net appreciation in fair value of investments	60,378	319,482

Net investment income	112,366	358,529

DEDUCTIONS:
Benefits paid to participants	(345,514)	(331,038)
Administrative expenses	(226)	(2,212)

Total deductions	(345,740)	(333,250)

(DECREASE) INCREASE IN NET ASSETS
AVAILABLE FOR BENEFITS	(233,374)	25,279

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of period	2,810,230	2,784,951

End of period	$2,576,856	$2,810,230

See Notes to Financial Statements.

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

1.	DESCRIPTION OF PLAN

The following brief description of the Fifth Third Bancorp Frozen Successor Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for a more complete description of the Plan’s information.

General - The Plan is a defined contribution profit sharing plan, with a 401(k) feature, with separate accounts maintained for each participant. The Plan was established to continue retirement plan accounts transferred to, or merged from, qualified retirement plans of employers acquired by Fifth Third Bancorp (the “Bancorp”). The Plan was initially created on December 31, 2001, as a merger of the National Bank of Cynthiana Retirement Savings Plan and the 1st National Bank of Falmouth Retirement Savings Plan. Upon the merger or transfer from a predecessor plan, an individual not already a participant, but who has an account merged or transferred to this Plan, becomes a participant.

The Plan is frozen and no employer or employee contributions of any type will be made to this Plan. Amounts attributable to deductible employee contributions may not be rolled over to the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Bancorp is the Plan Sponsor.

Investment Options - At December 31, 2014, participants can direct their accounts to be invested in Fifth Third Bancorp common stock, one money market fund, 17 collective funds and 12 mutual funds offered by the Plan as investment options. At December 31, 2013, participants could direct their accounts to be invested in Fifth Third Bancorp common stock, one money market fund, 16 collective funds and 12 mutual funds offered by the Plan as investment options.

Administration - The Fifth Third Bancorp Pension, Profit Sharing and Medical Plan Committee, serves as the Plan Administrator. JP Morgan Chase Bank, N.A. serves as the trustee of the Plan. The investment assets of the Plan are held in separate trust funds by JP Morgan Chase Bank, N.A. where such assets are managed. JPMorgan must adhere to the investment authority of the Plan Administrator. Empower Retirement serves as the Plan’s recordkeeper and performs certain functions as agent of the trustee under an agency agreement.

Participant Accounts - Individual accounts are maintained for each Plan participant. Each participant’s account is credited with an allocation of Plan earnings and charged with withdrawals and an allocation of Plan losses and administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Funding and Vesting - The Plan is frozen and no employer or employee contributions of any type will be made to this Plan. Gains and losses under the Plan are calculated on a daily basis. The rights of participant accounts (including all sub-accounts) are fully vested and nonforfeitable at all times.

Termination - Although it has not expressed its intention to do so, the Bancorp has the right under the Plan to amend or terminate the Plan subject to the provisions set forth in ERISA. If the Plan were to be terminated, the value of the proportionate interest of each participant would be determined as of the date of termination, and this amount would be fully vested and nonforfeitable.

Payment of Benefits - The Plan provides for payment of benefits of accumulated vested amounts upon termination of employment. Benefits are payable in the form of lump-sum payments. Benefits are recorded when paid. The benefit to which an employee is entitled is the benefit that can be provided from the participant’s vested account.

Tax Status - The Internal Revenue Service (IRS) has determined and informed the Bancorp by a letter dated May 19, 2015 that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America (U.S. GAAP) require Plan management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2011.

Withdrawals - Participants are eligible to request withdrawals upon severance of employment or in the case of specified hardships. The Plan also makes mandatory age 70 1/2 distributions pursuant to required minimum distribution regulations issued by the IRS.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by the Plan:

Basis of Accounting - The accounting records of the Plan are maintained on the accrual basis of accounting. The accompanying financial statements have been prepared in accordance with U.S. GAAP.

Use of Estimates - The preparation of financial statements in conformity with U.S. GAAP requires the Plan Administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

Risk and Uncertainties - The Plan, at the direction of the participant invests in various securities, which may include U.S. governmental securities, corporate debt instruments and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Cash Equivalents - Cash equivalents include amounts held in the Federated Prime Cash Obligation Money Market Fund, which are readily convertible to cash upon demand and are short term investment funds that have a maturity of 90 days or less and are valued at cost which approximates fair value.

Valuation of Investments - The Plan’s investments are stated at fair value in accordance with Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures. Quoted

market prices, when available, are used to value equity securities and mutual funds. Collective funds are stated at fair value, as determined by the issuer of the collective funds, based on the net asset value (“NAV”) per share or its equivalent, without adjustment, as quoted by the issuer or the collective fund. For further information on fair value measurements, see Note 5.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold during the year.

Management fees and operating expenses charged to the Plan for investments in the mutual funds and collective funds are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

Administrative Expenses - Certain administrative expenses of the Plan are paid by the Plan as provided in the Plan document. A portion of the legal fees incurred in the administration of the Plan were also allocated to participants’ accounts on a pro-rata basis.

3.	INVESTMENTS

Investments representing 5% or more of net assets available for benefits as of December 31, 2014 and 2013 are as follows, and stated at fair value:

	December 31, 2014	December 31, 2013
JPMorgan Target Retirement Date Income Fund (42,182 shares for both years)	$704,433	$669,426
Federated Prime Cash Obligation Money Market Fund (445,302 and 555,443 shares, respectively)	445,302	555,443
Fifth Third Bancorp common stock (19,178 and 18,397 shares, respectively)	390,748	386,898
JPMorgan Target Retirement Date 2015 Fund (8,436 shares for both years)	151,013	142,661
Touchstone Large Cap Growth Fund (4,877 shares)	142,984	<5%
JPMorgan Target Retirement Date 2025 Fund (5,822 and 8,465 shares, respectively)	139,735	189,358
JPMorgan Core Bond Fund (17,050 shares)	<5%	195,739

The following table represents the net appreciation (depreciation) in the fair value of Plan investments during the years ended:

	December 31, 2014	December 31, 2013
Net appreciation (depreciation) in fair value of investments:
Common stock of Fifth Third Bancorp	$(13,707)	$129,251
Collective funds	79,236	147,217
Mutual funds	(5,151)	43,014

Total	$60,378	$319,482

4.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Fifth Third Bank provided the Plan with certain accounting and administrative services for which no fees were charged.

At December 31, 2014 and 2013, the Plan held 19,178 and 18,397 shares of the Bancorp’s common stock, respectively, with fair values of $390,748 and $386,898, respectively. Total dividends received from shares of the Bancorp’s common stock totaled $9,805 and $10,149 for the years ended December 31, 2014 and 2013, respectively.

5.	FAIR VALUE MEASUREMENTS

The Plan measures certain financial assets and liabilities at fair value in accordance with U.S. GAAP, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP also establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:

Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Unobservable inputs for the asset or liability for which there is little, if any, market activity at the measurement date. Unobservable inputs reflect the Plan’s own assumptions about what market participants would use to price the asset or liability. The inputs are developed based on the best information available in the circumstances, which might include the Plan’s own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant management judgment.

The methods described above involve various valuation techniques and models, which involve inputs that are observable, when available. Valuation techniques and parameters used for measuring assets and liabilities are reviewed and validated on a quarterly basis. Additionally, the Plan monitors the fair values of significant assets and liabilities using a variety of methods including the evaluation of pricing runs and exception reports based on certain analytical criteria, comparison to previous trades and overall review and assessments for reasonableness.

The following tables summarize assets measured at fair value on a recurring basis:

	Fair Value Measurements Using
As of December 31, 2014	Level 1(a)	Level 2(a)	Level 3	Total Fair Value
Investments:
Cash Equivalents
Federated Prime Cash Obligation Money Market Fund	$445,302	$—	$—	$445,302
Common Stock
Fifth Third Bancorp	390,748	—	—	390,748
Collective Funds	—	1,308,518	—	1,308,518
Mutual funds
Large cap allocation funds	228,972	—	—	228,972
Bond funds	125,732	—	—	125,732
Mid cap allocation funds	52,572	—	—	52,572
Foreign large cap allocation funds	16,799		—	16,799
Small cap allocation funds	5,720	—	—	5,720

Total investments	$1,265,845	$1,308,518	$—	$2,574,363

	Fair Value Measurements Using
As of December 31, 2013	Level 1(a)	Level 2(a)	Level 3	Total Fair Value
Investments:
Cash Equivalents
Federated Prime Cash Obligation Money Market Fund	$555,443	$—	$—	$555,443
Common Stock
Fifth Third Bancorp	386,898	—	—	386,898
Collective Funds	—	1,254,820	—	1,254,820
Mutual funds
Large cap allocation funds	212,271	—	—	212,271
Bond funds	315,304	—	—	315,304
Mid cap allocation funds	50,562	—	—	50,562
Foreign large cap allocation funds	26,145	—	—	26,145
Small cap allocation funds	6,579	—	—	6,579

Total investments	$1,553,202	$1,254,820	$—	$2,808,022

(a)	The Bancorp evaluates the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total net assets available for benefits. During the years ended December 31, 2014 and 2013, no assets or liabilities were transferred between Level 1 and Level 2.

Cash equivalents

Cash equivalents are comprised of money market mutual funds that invest in short-term money market instruments that are issued and payable in U.S. dollars. The Plan measures its cash equivalent funds that are exchange-traded using the fund’s quoted price, which is in an active market. Therefore, these investments are classified within Level 1 of the valuation hierarchy.

Common stock

The Plan measures its Fifth Third Bancorp common stock using the stock’s quoted price, which is available in an active market. Therefore, this investment is classified within Level 1 of the valuation hierarchy.

Collective funds

Investments in collective funds are valued based upon the redemption price of units held by the Plan, which is based on the current fair value of the fund’s underlying assets. Unit values are determined by the financial institution sponsoring such funds by dividing the fund’s net assets at fair value by its units outstanding at the valuation dates to obtain the investment’s NAV. Therefore, these investments are classified within Level 2 of the valuation hierarchy.

NAV Disclosures

The Plan measures the fair value of certain investments based on the investee’s NAV or its equivalent. Investments valued using NAV as a practical expedient as of December 31, 2014 and 2013 consisted of the collective funds. Investments in the collective funds do not have a holding period and there are no unfunded commitments.

The collective funds seek an investment return that approximates as closely as practicable, before expenses, the performance of the associated investment index (i.e. the S&P MidCap 400 Index) over the long term.

The collective funds are managed using a passive or indexing investment approach, by which the sponsoring investment institution attempts to invest in the securities comprising the relevant investment index in the same proportions as they are represented in the index. In some cases, it may not be possible or practicable to purchase all of the securities comprising the index, or to hold them in the same weightings as they represent in the index. From time to time, the sponsoring investment institution may purchase securities that are not yet represented in the index or sell securities that have not yet been removed from the index.

Mutual funds

The Plan measures its mutual funds that are exchange-traded using the fund’s quoted price, which is available in an active market. Therefore, these investments are classified within Level 1 of the valuation hierarchy.

Fair Value of Certain Financial Instruments

The following tables summarize the carrying amounts and estimated fair values for certain financial instruments, excluding financial instruments measured at fair value on a recurring basis:

	Net Carrying Amount	Fair Value Measurements Using			Total Fair Value
As of December 31, 2014		Level 1	Level 2	Level 3
Financial Assets:
Accrued Investment Income	$2,493	2,493	—	—	$2,493

	Net Carrying Amount	Fair Value Measurements Using			Total Fair Value
As of December 31, 2013		Level 1	Level 2	Level 3
Financial Assets:
Accrued Investment Income	$2,208	2,208	—	—	$2,208

Accrued investment income

For financial instruments with a short-term or no stated maturity, prevailing market rates and limited credit risk, carrying amounts approximate fair value.

6.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

	2014	2013
Net assets available for benefits per the financial statements	$2,576,856	$2,810,230

Total assets (current value column) per Form 5500 Schedule of Assets (Held at End of Year)	$2,576,856	$2,810,230

(Decrease) Increase in net assets per the financial statements	$(233,374)	$25,279
Net change in adjustment from contract value to fair value for fully benefit-responsive investment contracts	—	(7,801)

Net (loss) income per Form 5500	$(233,374)	$17,478

7.	SUBSEQUENT EVENT

Fifth Third Bancorp amended and restated the Fifth Third Bancorp Frozen Successor Plan in its entirety, effective as of January 1, 2015. There were no material changes to the Plan.

SUPPLEMENTAL SCHEDULE

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

SCHEDULE H, PART IV, LINE 4(i)

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2014

(a)	(b)	(c)	(d)	(e)
	Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	Cost**	Current Fair Value

	CASH EQUIVALENTS:
	Federated	Federated Prime Cash Obligation Money Market Fund	n/a	$445,302

	COMMON STOCK:
*	JPMorgan	Fifth Third Bancorp	n/a	390,748

	COLLECTIVE FUNDS:
*	JPMorgan	JPMorgan Target Retirement Date Income Fund	n/a	704,432
*	JPMorgan	JPMorgan Target Retirement Date 2015 Fund	n/a	151,013
*	JPMorgan	JPMorgan Target Retirement Date 2025 Fund	n/a	139,735
*	JPMorgan	JPMorgan Target Retirement Date 2030 Fund	n/a	111,224
*	JPMorgan	JPMorgan Target Retirement Date 2035 Fund	n/a	56,862
*	Fifth Third Bank	Fifth Third Bank Equity Index for Employee Benefit Plans Class B	n/a	54,925
*	JPMorgan	JPMorgan Target Retirement Date 2020 Fund	n/a	35,165
	SSgA	State Street Global Advisors U.S. Bond Index - NL-C	n/a	12,944
	SSgA	State Street Global Advisors Global Equity ex-US Index - NL-C	n/a	12,779
	SSgA	State Street Global Advisors S&P Mid Cap - NL-C	n/a	10,977
	SSgA	State Street Global Advisors Russell Large Cap Growth Index - NL-C	n/a	10,421
*	JPMorgan	JPMorgan Target Retirement Date 2040 Fund	n/a	7,486
*	JPMorgan	JPMorgan Target Retirement Date 2045 Fund	n/a	555

	Total Collective Funds			1,308,518

	MUTUAL FUNDS:
	Touchstone	Touchstone Large Cap Growth Fund	n/a	142,984
*	JPMorgan	JPMorgan Core Bond Fund	n/a	125,732
	Touchstone	Touchstone Value Fund	n/a	79,336
	Goldman Sachs	Goldman Sachs Growth Opportunities Fund	n/a	47,178
	Touchstone	Touchstone International Value Fund	n/a	16,799
	Lazard	Lazard Emerging Markets Fund	n/a	6,652
	Goldman Sachs	Goldman Sachs Mid Cap Value Fund	n/a	5,394
	Alliance Bernstein	Alliance Bernstein Small Cap Growth Fund	n/a	4,948
	Touchstone	Touchstone Small CapValue Fund	n/a	772

	Total Mutual Funds			429,795

	TOTAL			$2,574,363

*	A party-in-interest as defined by ERISA
**	Cost information is not required and, therefore, is not included